Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated May 14, 2026, relating to the financial statements of Yorkville International Capital Corp as of April 2, 2026 and for the period from March 31, 2026 (inception) through April 2, 2026, which includes an explanatory paragraph relating to Yorkville International Capital Corp’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 4, 2026